Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Constellation Brands, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.01 per share	(1)	(2)	(2)	(2)	(1)	(1)

	Equity	Preferred Stock, par value $0.01 per share	(1)	(2)	(2)	(2)	(1)	(1)

	Other	Warrants	(1)	(2)	(2)	(2)	(1)	(1)

	Other	Subscription Rights	(1)	(2)	(2)	(2)	(1)	(1)

	Other	Purchase Contracts	(1)	(2)	(2)	(2)	(1)	(1)

	Other	Purchase Units	(1)	(2)	(2)	(2)	(1)	(1)

	Debt	Debt Securities	(1)	(2)	(2)	(2)	(1)	(1)

Fees Previously Paid						-		-

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					-		-

	Total Fees Previously Paid							-

	Total Fee Offsets							-

	Net Fee Due							(1)

(1)

In reliance on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the Registrant hereby defers payment of the registration fee required in connection with this Registration Statement. Accordingly, no filing fee is paid herewith.

(2)

There is being registered hereunder such indeterminate number or amount of Class A common stock, preferred stock, warrants, subscription rights, purchase contracts and debt securities, and any combination of the foregoing, of Constellation Brands, Inc. as may from time to time be issued at indeterminate prices. The securities may be offered in any combination, separately, together or as units with other offered securities, in one or more separate series or classes.